Exhibit 99.1

Hittite Microwave Corporation Reports Financial Results for the First Quarter of 2009

CHELMSFORD, Mass.--(BUSINESS WIRE)--April 23, 2009--Hittite Microwave Corporation (NASDAQ:HITT) today reported revenue for the first quarter ended March 31, 2009 of $38.2 million, representing a decrease of 11.8% compared with $43.3 million for the first quarter of 2008 and a decrease of 17.7% compared with $46.4 million for the fourth quarter of 2008. Net income for the quarter was $10.2 million, or $0.34 per diluted share, a decrease of 22.0% compared with $13.0 million, or $0.42 per diluted share, for the first quarter of 2008, and a decrease of 25.3% compared with $13.6 million, or $0.45 per diluted share, for the fourth quarter of 2008.

“It was a challenging quarter, six of our eight markets experienced sequential declines in demand, offset by two markets with growth,” said Stephen Daly, Chairman and CEO. “We maintain a long term perspective on our business and we are confident our investments in new products and technologies are the foundation for future growth. In 2009 we will focus on expanding sales beyond our current 3,000 customers.”

For the first quarter of 2009, revenue from customers in the United States was $15.5 million, or 40% of the company’s total revenue, and revenue from customers outside the United States was $22.7 million, or 60% of total revenue. Gross margin was 71.5% for the first quarter as compared with 70.1% for the first quarter of 2008 and 72.0% for the fourth quarter of 2008. Operating income for the first quarter was $15.7 million, or 41.1% of revenue. Total cash and cash equivalents at the end of the first quarter of 2009 was $184.6 million, an increase of $3.7 million for the quarter. During the quarter, the company repurchased approximately 392,000 shares of its stock for $10.8 million.

Business Outlook

The company expects revenue for the second quarter ending June 30, 2009 to be in the range of $38.5 million to $39.5 million and net income to be in the range of $9.5 million to $10.5 million, or $0.32 to $0.35 per diluted share.

Webcast and Taped Replay

The company will host a conference call to discuss its financial results at 5:00 p.m. ET today. A live webcast of the call will be available online on the Hittite Microwave website. To listen to the live webcast, go to the Investor Relations page of the Hittite Microwave web site at www.hittite.com and click on the webcast icon located under Conference Calls. A telephonic replay of the call also will be available for one week after the live call by dialing (719) 457-0820, access code 9488935. Following the call, a webcast replay will also be available by visiting the Investor Relations page at www.hittite.com.

About Hittite Microwave Corporation

Hittite Microwave is an innovative designer and developer of high-performance integrated circuits, or ICs, modules, subsystems and instrumentation for technically demanding radio frequency, or RF, microwave and millimeterwave applications. Products include amplifiers, attenuators, data converters, frequency dividers and detectors, frequency multipliers, high speed digital logic, interface, limiting amplifiers, mixers and converters, modulators and demodulators, oscillators, passives, phase lock loop (PLL), phase shifters, power detectors, sensors, switches, synthesizers, transimpedance amplifiers and variable gain amplifiers. Hittite's products are used in a variety of applications and end markets including automotive, broadband, cellular infrastructure, fiber optic, microwave and millimeterwave communications, military, space, and test and measurement. The company utilizes radio frequency integrated circuits (RFIC), monolithic microwave integrated circuits (MMIC), multi-chip modules (MCM) and microwave integrated circuit (MIC) technologies. The company is headquartered in Chelmsford, MA.

“Safe Harbor Statement” under the Private Securities Litigation Reform Act of 1995

Statements in this press release regarding Hittite Microwave Corporation that do not relate to historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding our expectations as to future levels of revenue, net income and earnings per share. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties and are only predictions, and actual future events and results may differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of the current recession, the related disruption in credit markets and weak macro-economic conditions on demand for our products; our ability to effectively manage our costs and expenses in response to fluctuations in our growth rate; market acceptance of our new products; our ability to assess end market requirements accurately; our success in maintaining the business of our significant customers; our ability to keep pace with new semiconductor processes; risks related to our dependence on third-party suppliers; regulatory, operational, financial and political risks inherent in operating internationally; competition within the semiconductor industry; product returns and warranty claims; the possibility that intellectual property claims initiated by or against us could be costly or have adverse outcomes; and other risks and uncertainties that are discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission.

Hittite Microwave Corporation
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)
	March 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$184,554	$180,856
Accounts receivable, net	26,964	27,650
Inventories	15,143	13,981
Deferred costs	107	139
Income taxes receivable	-	20
Prepaid expenses and other current assets	1,178	1,127
Deferred taxes	6,744	6,206
Total current assets	234,690	229,979
Property and equipment, net	17,678	17,927
Other assets	6,693	7,178
Total assets	$259,061	$255,084

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,594	$2,778
Accrued expenses	6,136	6,836
Income taxes payable	2,903	-
Deferred revenue and customer advances	3,493	3,471
Total current liabilities	16,126	13,085
Long-term income taxes payable	4,741	4,689
Deferred taxes	310	381
Total liabilities	21,177	18,155
Total stockholders' equity	237,884	236,929
Total liabilities and stockholders' equity	$259,061	$255,084

Hittite Microwave Corporation
Condensed Consolidated Statements of Operations (unaudited)
(In thousands except per-share data)
	Three Months Ended March 31,
	2009	2008

Revenue	$38,195	$43,292
Cost of revenue	10,869	12,935
Gross profit	27,326	30,357
	71.5%	70.1%
Operating expenses:
Research and development	6,032	5,712
Sales and marketing	3,399	4,006
General and administrative	2,198	1,967
Total operating expenses	11,629	11,685
Income from operations	15,697	18,672
	41.1%	43.1%

Interest and other income, net	126	1,159
Income before income taxes	15,823	19,831
Provision for income taxes	5,638	6,781
Net income	$10,185	$13,050

Earnings per share:
Basic	$0.35	$0.42
Diluted	$0.34	$0.42

Weighted Average Shares Outstanding:
Basic	29,322	30,728
Diluted	29,683	31,272

CONTACT:
Hittite Microwave Corporation
William W. Boecke, V.P. and Chief Financial Officer (978-250-3343)